UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 27, 2006
US DATAWORKS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-15385	84-1290152

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5301 Hollister Road, Suite 250 Houston, Texas	77040

(Address of principal executive offices)	(Zip Code)
(713) 934-3855

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Reports.
(a) As previously announced, on July 27, 2006, the Audit Committee of the Board of Directors of US Dataworks, Inc., (the “Company”), with the concurrence of its independent registered public accounting firm, Ham, Langston & Brezina, LLP, determined it was necessary to restate its financial results for the interim periods ended June 30, September 30 and December 31, 2005 to reflect additional non-operating gains and losses related to certain features included is the Company’s debt that require derivative treatment and, as such, that the financial statements and all earnings releases and similar communications issued by the Company relating to those periods references above should not be relied upon.
The Company had previously classified the value of its conversion features and warrants to purchase common stock as debt discounts. After further review, the Company determined that these instruments should have been recorded as derivative liabilities and therefore, the fair value of each instrument must be recorded as a derivative liability on the Company’s balance sheet. Changes in the fair values of these instruments will result in adjustments to the amount of the recorded derivative liabilities and the corresponding gain or loss will be recorded in the Company’s statement of operations. At the date of the conversion of each respective instrument or portion thereof (or exercise of the options or warrants or portion thereof, as the case may be), the corresponding derivative liability will be reclassified as equity.
A summary of the restatement adjustments may be located in the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2006 in the Notes to Financial Statements, Note 10 — Restatement of Quarterly Information.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 15, 2007

US DATAWORKS, INC.
By:	/s/ John J. Figone
John J. Figone
Vice President and Corporate Counsel